Exhibit 99(a)(24)

Press Release

TO WAVECOM SHAREHOLDERS IN VIEW OF THE COMBINED SHAREHOLDERS’ MEETING TO BE HELD ON DECEMBER 8, 2008: ADDITION TO PROPOSED RESOLUTIONS

Issy-les-Moulineaux (France) – December 1, 2008.

Wavecom confirms to its shareholders the agenda for the combined general and extraordinary shareholders’ meeting to be held on December 8, 2008 at 10 A.M.

The resolutions proposed by the Board of Directors published in the notice calling the shareholders’ meeting which appeared in the Bulletin des annonces légales obligatoires (the “BALO”) No. 141 on November 21, 2008 will be submitted to the shareholders on December 8, 2008.

In addition, shareholders are informed that, in accordance with the provisions of article L.2323-67 of the French labor code, the Company’s workers’ council requested that the combined shareholders’ meeting to be held on December 8, 2008 vote on two additional resolutions.

The first resolution added by the workers’ council to the agenda of the shareholders’ meeting seeks to reject the special distribution of one (1) euro per share out of the additional paid-in capital proposed by the Board of Directors to the shareholders.

The second resolution proposed by the workers’ council aims to remind the Board of Directors of its duty to ensure the appropriateness of the compensation policy for the chief executive officer given, in particular, the economic situation of the Company, the corporate interest and applicable law.

These two resolutions fall within the competence of the general shareholders’ meeting and, as a result, will be added to the proposed resolutions that will be submitted to Wavecom shareholders on December 8, 2008.

There were no other resolutions added to the agenda of the Wavecom shareholders’ meeting to be held on December 8, 2008.

A supplement to the notice calling the shareholders’ meeting published in the BALO on November 21, 2008 which reproduces the text of the resolutions proposed to Wavecom shareholders by the workers’ council will be published in the BALO on December 1, 2008. This notice will also be available on the BALO’s website (www.journal-officiel.gouv.fr/balo/index.php) as well as on Wavecom’s website (www.wavecom.com).

The Board of Directors will provide its opinion on the resolutions submitted to the shareholders in its report to the shareholders’ meeting which will be made available to the shareholders today, in accordance with the applicable regulations.

Wavecom – the wireless M2M experts

Wavecom is a leading provider of embedded wireless technology for M2M (machine-to-machine) communication. We provide a range of GSM/GPRS, CDMA, EDGE and 3G Wireless CPUs; programmable processors which also act as wireless modules or wireless modems. These are backed by a C and Lua-based cellular wireless software suite which includes a real-time operating system (RTOS), a software development environment based on Eclipse™, and several Plug-Ins (GPS, TCP/IP, security, Bluetooth™, Lua script and more). We also offer a wide range of professional and operated services. Our solutions are used for automotive telematics, smart metering, fleet management, GSM/GPS/satellite tracking, wireless alarms, wireless POS (point of sales), WLL (fixed voice), remote monitoring and many other M2M applications.

Founded in 1993 and headquartered in Issy-les-Moulineaux (France) near Paris, Wavecom has subsidiaries in Hong Kong (PRC), Research Triangle Park, NC (USA), Farnborough (UK), Munich (Germany) and Sao Paolo (Brazil). Wavecom is publicly traded on Euronext Paris (Eurolist) in France and on the NASDAQ (WVCM) exchange in the U.S.

http://www.wavecom.com

Contact Wavecom Lisa Ann Sanders Director Communications and Investor Relations Tel: +33 (0)1 46 29 41 81 e-mail: lisaann.sanders@wavecom.com	Contact Brunswick Andrew Dewar Jérôme Biscay Tel: +33 (0) 153 96 83 83 e-mail: wavecom@brunswickgroup.com

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which are not historical facts. Such forward-looking statements are based on the beliefs of Wavecom’s management as well as assumptions made by and information currently available to them. Actual results may vary significantly from those contemplated by these forward-looking statements based on a variety of factors. Words such as “outlook,” “potential,” “emerging,” “growth”, “anticipates,” “expects,” “believes,” “intends,” “plans,” “continuing,” “seeks,” “forecasts,” “estimates,” “goal,” and similar expressions often identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding the future of the M2M industry, the SIM card industry and other industries, future economic and market conditions, the future performance of Wavecom, the promise of Wavecom’s strategic initiatives, Wavecom’s business pipeline, reaction of Wavecom’s employees, customers, suppliers, contracting parties and other stakeholders to events surrounding the Offer, projections and assumptions underlying Wavecom’s financial analysis of its value and the offer, and the future value of Wavecom’s tax assets. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Important factors that may cause such differences include, but are not limited to, those described in Wavecom’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, in the sections entitled “Item 3. Key Information – Risk Factors” and “Item 5. Operating and Financial Review and Prospects.”

Further risks and uncertainties associated with Gemalto’s unsolicited proposal to acquire Wavecom include: the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Wavecom; the risk that the acquisition proposal will make it more difficult for Wavecom to execute its strategic plan and pursue other strategic opportunities; the risk that the future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations; the risk that Wavecom may be unable to secure superior value as a stand-alone company or by pursuing other strategic alternatives; and the risk that stockholder litigation in connection with the Gemalto’s unsolicited proposal, or otherwise, may result in significant costs of defense, indemnification and liability. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.

Wavecom shareholders are urged to read Wavecom’s “Note en réponse” and its Solicitation/Recommendation Statement on Schedule 14D-9, as amended, as they contain important information. The “Note en réponse” and the Solicitation/Recommendation Statement and other public filings made from time to time by the Company are available without charge from, respectively, the AMF’s website at www.amf-france.org or the SEC’s website at www.sec.gov, and at www.wavecom.com.

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